Exhibit 12

                  TRIMAS CORPORATION AND SUBSIDIARIES
         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (Dollar Amounts in Thousands)



                                    Nine Months Ended       Three Months Ended
                                       September 30,           September 30,
                                     1996         1995        1996        1995
Earnings:

      Income before income taxes    $76,050     $71,200     $23,670     $21,610
      Fixed charges                   8,970      11,570       2,900       3,620

      Earnings before fixed
        charges                     $85,020     $82,770     $26,570     $25,230



Fixed Charges:

      Interest                      $8,360      $10,950     $2,690      $3,410
      Portion of rental expense        700          680        230         230

      Fixed charges                 $9,060      $11,630     $2,920      $3,640



Ratios of earnings to fixed charges    9.4          7.1        9.1         6.9